                                   EXHIBIT 11
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                               June 30,
                                                                                               --------
                                                                                    2002                   2001 (1)
                                                                                    ----                   ----
Net Earnings (in thousands)                                                         $240                       $74

  Basic earnings per share:
    Weighted average shares outstanding                                          859,625                    859,625


    Less unearned employee stock ownership plan shares                          (28,168)                   (35,273)

    Less shares repurchased                                                    (339,077)                  (311,215)

    Average option shares granted                                                      0                          0

    Less assumed purchase of shares using treasury method                              0                          0
                                                                                      --                          -

  Common and common equivalent shares outstanding                                492,380                    513,137
                                                                                ========                    =======

  Earnings per common share - basic                                                $0.49                     $0.14
                                                                                   =====                     =====-

  Diluted earnings per share:
    Weighted average shares outstanding                                          859,625                   859,625

    Less unearned employee stock ownership plan shares                          (28,168)                  (35,273)

    Less shares repurchased                                                    (339,077)                  (311,215)

    Average option shares granted  (2)                                            70,151                     52,613

    Less assumed purchase of shares using treasury method                       (70,151)                   (52,613)
                                                                                --------                   --------

  Common and common equivalent shares outstanding                                492,380                    513,137
                                                                                 =======                    =======

  Earnings per common share - diluted                                              $0.49                     $0.14
                                                                                   =====                     =====-

(1)      See page 8 for Earnings per Share
(2)      Option price exceeds market price

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